Exhibit 3.1
CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF VAREX IMAGING CORPORATION

The undersigned, Kimberley E. Honeysett, does hereby certify as follows:

1.The undersigned is the duly elected and acting Chief Legal Officer and Corporate Secretary of Varex Imaging Corporation, a Delaware corporation (the “Corporation”).

2.The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of Delaware on July 18, 2016, under the name “Varex Imaging Corporation”. On January 27, 2017, the Corporation filed and Amended and Restated Certificate of Incorporation and on December 11, 2017, the Corporation filed a Certificate of Correction to the Amended and Restated Certificate of Incorporation (the “Charter”).

3.Pursuant to Section 242 and any other applicable provisions of the General Corporation Law of the State of Delaware, this Certificate of Amendment to the Charter (the “Certificate of Amendment”) amends and restates Article VIII of the Charter in its entirety to read as follows:

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors or officers, then the liability of the directors or officers of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended from time to time. Any amendment or repeal of this Article VIII, or the adoption of any provision of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such amendment or repeal or adoption of such inconsistent provision.

4.The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 and any other applicable provisions of the General Corporation Law of the State of Delaware.

5.All other provisions of the Charter shall remain in full force and effect.

6.This Certificate of Amendment herein certified shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer of the Corporation as of February 13, 2025.

By /s/ Kimberley E. Honeysett Kimberley E. Honeysett Chief Legal Officer and Corporate Secretary